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                                                            EXHIBIT 6.1


                                LICENSE AGREEMENT

                                                            License No. 331-1

        THIS LICENSE AGREEMENT is dated this 5TH day of Feb, 1999, but effective August 1, 1998, (the "Effective Date"), made by and between THE TRUSTEES OF THE ESTATE OF BERNICE PAUAHI BISHOP, hereinafter referred to as "Licensor" whose principal place of business and post office address is 567 South King Street, Honolulu, Hawaii 96813 and HAWAIIAN VINTAGE CHOCOLATE COMPANY, Inc., a Hawaii corporation, hereinafter referred to as "Licensee", whose residence is in Kahoahuna Homestead, and whose post office address is 4614 Kilauea Avenue, Suite 435, Honolulu, Hawaii 96816.

                              W I T N E S S E T H:

        WHEREAS, the parties have agreed that Licensee shall be allowed to utilize the property (the "licensed area"), consisting of 75.0 (40.0 usable) Acres, more or less, located at Umauma, North Hilo, Hawaii, being a portion of Tax Map Key 331-001-026, (the "land"), more particularly shown on the sketch attached hereto and made a part hereof as Exhibit "A", together with the rights of others to use the existing roadways for ingress and egress purposes;

        NOW, THEREFORE, the parties hereto, in consideration of the property hereby agree to the following terms and conditions:

               1. Term. The term of this License Agreement shall commence from the Effective Date and shall continue for a period of Three (3) years, unless sooner terminated or extended as set forth in this License Agreement.

               2. Option to Extend Term. Licensee shall have the option to extend the term (the "extended term") of this License Agreement for Three (3) year periods on the same terms, covenants, and conditions as contained in this License Agreement, except as to the amount of the annual license fee, upon the following conditions:

                      (a) Licensee shall deliver to Licensor written irrevocable notice of Licensee's intent to extend the term no earlier than one hundred fifty
(150) days and no later than one hundred twenty (120) days prior to the expiration of the then effective term of this License Agreement.
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                      (b) Subject to the provisions in Paragraph 3(b), Licensee
and Licensor shall have mutually agreed upon the amount of the new annual license fee no later than ninety (90) days prior to the expiration of the then effective term of this License Agreement.

                      (c) Licensee shall have been, throughout the term of this License Agreement, and shall be at the time of the extension, in full compliance with all of the terms and conditions of this License Agreement and not in default of any of the provisions stated herein.

                      (d) Licensee shall be personally in occupancy of the licensed area upon expiration of the then effective term.

                      (e) this License Agreement shall be in full force and effect at the time of the exercise of the option as well as upon commencement of the extended term of this License Agreement.

                      If Licensee fails to exercise the option to extend in strict compliance with the time, manner and conditions set forth in this paragraph, the option shall have no further force and effect. Licensee shall not have any option to further extend the time of this License Agreement.

                3.    License Fee.

                      (a) For Licensee's use of the licensed area, Licensee shall pay to the Licensor an annual license fee, payable in advance in equal monthly payments, to be paid on the first day of each month during the entire term of this License Agreement. The annual license fee for the first (l) year of this License Agreement shall be fixed at TWO THOUSAND AND N0/100 DOLLARS ($2,000.00). Licensee shall pay said annual license fee in equal monthly installments of ONE HUNDRED SIXTY SIX AND 67/100 DOLLARS ($166.67). The annual license fee for the second (2) year of this License Agreement shall be fixed at THREE THOUSAND AND N0/100 DOLLARS ($3,000.00). Licensee shall pay said annual license fee in equal monthly installments of TWO HUNDRED FIFTY AND N0/100 DOLLARS ($250.00). The annual licensee fee for the third (3) year of the License Agreement shall be fixed at FOUR THOUSAND AND N0/100 DOLLARS ($4,000.00). Licensee shall pay said annual license fee in equal monthly installments of THREE HUNDRED THIRTY THREE AND 33/100 DOLLARS ($333.33).

                      (b) The annual license fee during the extended three year term for the fourth (4) year is fixed at SIX THOUSAND AND N0/100 DOLLARS ($6,000.00). Licensee shall pay said annual license fee in equal monthly installments of FIVE HUNDRED AND N0/100 DOLLARS ($500.00). The annual license fee for the fifth (5)

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year of this License Agreement shall be fixed at SEVEN THOUSAND AND N0/100
DOLLARS ($7,000.00). Licensee shall pay said annual license fee in equal monthly installments of FIVE HUNDRED EIGHTY THREE AND 33/100 DOLLARS ($583.33). The annual license fee for the sixth (6) year of this License Agreement shall be fixed at EIGHT THOUSAND AND N0/100 DOLLARS ($8,000.00). Licensee shall pay said annual license fee in equal monthly installments of SIX HUNDRED SIXTY SIX AND 66/100 DOLLARS ($666.66).

                      (c) Licensee shall pay said license fee in lawful money of the United States of America at the times and in the manner aforesaid, without deduction and without any notice or demand at the office of the Licensor at the address aforesaid.

               4. Royalty Fee, Renegotiation of Royalty Fee, Adjusted Gross Income and Reports and Audit.

                      (a) Royalty Fee. In addition to the annual license fee, Licensee shall pay to Licensor within one hundred twenty (120) days after each calendar year, a royalty fee for each calendar year during the term of this License Agreement and any extended term, prorated if necessary, four and one-half percent (4.5%) of Licensee's Adjusted Gross Income exceeding SIXTY FOUR THOUSAND SEVENTY THREE AND 78/100 DOLLARS ($64,073.78) for the first (1) year; and EIGHTY SEVEN THOUSAND TWO HUNDRED TWENTY ONE AND 78/100 DOLLARS ($87,221.78) for the second (2) year; ONE HUNDRED TEN THOUSAND THREE HUNDRED SIXTY NINE AND 78/100 DOLLARS ($110,369.78) for the third (3) year; and ONE HUNDRED FIFTY SIX THOUSAND SIX HUNDRED SIXTY FIVE AND 78/100 DOLLARS ($156,665.78) for the forth
(4) to sixth (6) year. Licensee shall submit reports indicating gross revenues prior to May 1st of each year.

                      (b) Renegotiation of Royalty Fee. At the end of the third year of the term of this License Agreement, the royalty fee shall be subject to negotiation. Should Licensee and Licensor fail to reach an agreement as to the annual license fee sixty (60) days prior to the commencement date of the extended term, this License Agreement shall be surrendered pursuant to paragraph 15.

                      (c) Adjusted Gross Income. For each calendar year during the term of this License Agreement, Licensee's gross income derived from or attributable to the licensed area, including without limitation the gross proceeds from the sale of crops, regardless of whether such sales are made by Licensee or any contract farmer of Licensee, if any, or otherwise, as shown on the annual federal or state income tax return or Hawaii general excise tax return of Licensee and any contract farmer, less all Hawaii general excise tax paid on such gross proceeds, and less real property taxes and assessments paid with respect to the licensed area in the calendar year.

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                      (d) Report and Audits. Licensee will submit to Licensor
together upon each payment of the royalty fee within one hundred twenty (120) days after the end of each calendar year during the term of this License Agreement and any extended term, a signed statement of Licensee's Adjusted Gross Income for the licensed area received by Licensee during such calendar year and the amount of royalty fee due to Licensor under subparagraph (a) of this paragraph 4. Licensee shall submit to Licensor with such statement a copy of Licensee's federal or state income tax return and Hawaii general excise tax return submitted to the State of Hawaii for such calendar year. Licensee shall keep at a location on the Island of Hawaii known to Licensor, for a period of three (3) full calendar years following the end of each such calendar year, all books, records and federal or state income tax returns and Hawaii general excise tax returns of Licensee pertaining to operations on the licensed area during such calendar year. All such books, records and tax returns shall be open to inspection and audit by Licensor and Licensor's agents at all reasonable times during ordinary business hours. If any audit of Licensee's annual statement made within two (2) years after the end of the year covered by such statement by a certified public accountant or accounting firm employed by Licensor shall disclose an error prejudicial to Licensor in an amount equal to two percent (2%) or more in the amount of royalty fee payable to Licensor, then Licensee will pay to Licensor the expense of such audit. Any deficiency or excess in the payment of royalty fee for such year as determined by such audit shall thereupon be adjusted between Licensor and Licensee.

                      (e) Licensee shall pay said license fee in lawful money of the United States of America at the times and in the manner aforesaid, without deduction and without any notice or demand at the office of the Licensor at the address aforesaid.

               5. Use. Licensee shall use the property for agricultural purposes only. Licensee may construct an irrigation system, packing, cleaning and storage sheds on the licensed area without an increase in the license fee. No residential use will be permitted. Licensee shall not use the licensed area for any other purpose or purposes. Licensee shall not cause any use or cause any act to be done in or about the licensed area which is illegal, unlawful or violates any covenant affecting the licensed area.

               6. Additional License Fee. Licensee will also pay to Licensor, as additional license fee, within ten (10) days after the date of mailing or personal delivery of statements therefor, all costs and expenses paid or incurred by Licensor and required to be paid by Licensee under any provision of this License Agreement. If Licensee shall become delinquent in the payment of its license fee or other payments required hereunder to be made by Licensee to

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Licensor, Licensee will also pay to Licensor as an additional license fee, interest thereon from the respective due dates thereof until fully paid at the rate of 12% per year.

               7. General Excise Tax. Licensee will pay to Licensor as an additional license fee, at the time and together with each payment of its license fee, or other charge required hereunder to be made by Licensee to Licensor which is subject to the Hawaii general excise tax on gross income or any successor or similar tax, an amount which, when added to the license fee, or other charge (whether actually or constructively received by Licensor), shall yield to Licensor after deduction of all such taxes payable by Licensor with respect thereto, a net amount equal to that which Licensor would have realized therefrom had no such tax been imposed.

               8. Taxes and Assessments. Licensee will also pay to Licensor as an additional license fee, at least ten (10) days before the same become delinquent, all real property taxes and assessments of every description to which the licensed area or any part thereof or improvement thereon or Licensor or Licensee in respect thereof, are now or may during said term be assessed or become liable, whether assessed to or payable by Licensor or Licensee provided, however, that with respect to any assessment made under any betterment or improvement law which may be payable in installments, Licensee shall be required to pay only such installments of principal together with interest on unpaid balances thereof as shall become due and payable during said term, and that such taxes shall be prorated as of the dates of commencement and expiration respectively of said term. If at any time during said term there shall be assessed against the licensed area or any part thereof or any improvement thereon or any fees payable to Licensor therefor or against Licensor in respect thereof any new taxes (other than federal or state net income taxes or any other taxes existing at the commencement of said term) which are in substitution for real property taxes or are in lieu of increase thereof, Licensee will also pay to Licensor as additional license fee at least ten (10) days before the same become delinquent, all such new taxes. Licensee will also pay any and all conveyance taxes imposed by the State of Hawaii in respect to this License Agreement. In the event that there shall be more than one licensee of Licensor on the Land, Licensor shall have the right to allocate the real property taxes and any other taxes payable by Licensee under this License Agreement among such licensees, including the Licensee, in a fair and equitable manner. Such allocation by Licensor shall be final and binding on Licensee. It is agreed that Licensee will pay all Real Property Taxes on the lands encumbered by this agreement beginning in 1999-2000 tax year. Licensee will pay Real Property Tax for the tax period before the 1999-2000 tax year at the agricultural rate appropriate to the crops planted.

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               9.  Rates and Other Charges. Licensee will pay directly before the same become delinquent all utility charges including water and sewer rates, garbage rates and other charges and outgoings of every description to which the licensed area or any part thereof or improvement thereon, or Licensor or Licensee in respect thereof, may during said term be assessed or become liable, whether assessed to or payable by Licensor or Licensee.

               10. Assignment and Consent to Assignment. Licensee shall not assign or mortgage this License Agreement or any interest hereunder, voluntarily or involuntarily, without the prior written consent of Licensor. Such consent may be withheld if, in the sole judgment of Licensor, the technical and financial capabilities of the proposed assignee of this License Agreement or any interest hereunder do not meet the criteria for evaluating such technical and financial capabilities as established by Licensor.

               11. Sublicense and Consent to Sublicense. Licensee will not without the prior written consent of Licensor rent, sublicense or part with Licensee's right to use the licensed area or any part thereof and any request for Licensor's consent to a proposed sublicense must be accompanied by a copy of the proposed sublicense agreement and disclosure of all terms of the sublicense agreement. Prior to granting such consent, Licensor shall have the right to review and approve the proposed sublicensee fee and may withhold their consent, in the sole judgment of Licensor, 1) if the proposed sublicense fee is below existing market sublicense fee for similar licensed areas, 2) if the proposed sublicensee (or its principal or affiliates) has fewer than five years of prior experience in agricultural, 3) if the proposed sublicensee is not credit worthy, as evidenced by a lack of existing lines of credit, loans or other sources of financing, or 4) if the proposed sublicensee's proposed use of the licensed area will conflict with the operations of adjacent or nearby tenants or licensees.

                   In the event of the sublicensing with the consent of Licensor, Licensee shall pay Licensor, on the first day of each month of the term of this License Agreement, one-half (1/2) of the monthly rent payable to Licensee by the sublicensee. For purposes of this paragraph, the term "monthly rent" shall mean so much of the total valuable consideration (whether consisting of fixed, minimum and/or percentage rent; and/or commission, percentage and premiums payable by the sublicensee to Licensee on amounts owing to third parties by the sublicensees and/or Licensee in consequence of this License Agreement and/or the sublicensee; and/or any amounts that would constitute additional license fee as that term is defined in paragraph 6 above), prorated on a monthly basis, without deduction or setoff by Licensee, as shall be payable by the sublicensee to or on behalf of Licensee.

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                   In addition to any amounts otherwise owing by Licensee to
Licensor above, Licensee shall pay to Licensor an amount equal to the amount payable by Licensor pursuant to Hawaii General Excise Tax Law, or any successor substitute law, on gross income actually or constructively received by Licensor pursuant to this paragraph 11.

               12. Improvements Required By Law. Licensee will at its own expense during the term of this License Agreement maintain and make any and all necessary repairs required by law to be made to the licensed area, and shall abide by all Federal, State and local laws, statutes, ordinances, rules and regulations pertaining to its operations and to the installation, maintenance and/or operation of its improvements.

               13. Restoration, Repair and Maintenance. Licensee will at its own expense from time to time and at all times during said term substantially restore, repair, maintain, amend and keep all equipment, buildings, if any, and towers, including any other improvements now or hereafter built or made on the licensed area with all necessary reparations and amendments whatsoever in good and safe repair, order and condition, reasonable wear and tear and destruction by unavoidable casualty not herein required to be insured against.

               14. Inspection. Licensee will permit Licensor and their agents at all reasonable times during said term to enter the licensed area and examine the state of repair, cultivation and condition thereof, and Licensee will repair and make good at its own expense all defects required by the provisions of this License Agreement to be repaired by Licensee of which notice shall be given by Licensor or their agents within thirty (30) days after the giving of such notice or such other reasonable time as may be specified therein. If for any reason Licensee shall fail to commence and complete such repairs within thirty (30) days after the giving of such notice or such other reasonable time as may be specified therein, Licensor may, but shall not be obligated to, make or cause to be made such repairs and shall not be responsible to Licensee or anyone claiming by, through or under it for any loss or damage to the occupancy, business or property of any of it by reason thereof, and Licensee will pay to Licensor on demand and as additional license fee all costs and expenses paid or incurred by Licensor in connection with such repairs.

               15. Surrender. At the end of said term Licensee will peaceably deliver up to Licensor possession of the licensed area, together with all equipment and buildings (if any), including any other improvements, upon or belonging to the licensed area, by whomsoever made, in good and safe repair, order and condition, except as otherwise expressly provided in paragraph 13 hereof;

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provided, further, that if Licensee is not then in default under this License
Agreement, Licensee may thereupon remove any removable or salvageable equipment which can be removed without material damage to the licensed area, land or building. The foregoing covenant of Licensee shall survive the expiration of said term.

               16. Construction. Licensee will not construct or place any buildings or structures, fences or walls, or other improvements on the licensed area, nor make or suffer any additions to or structural alterations of the basic structure of any buildings, nor change the grading or drainage thereof, without the prior written consent of Licensor; provided, however, that Licensee may construct an irrigation system, packing, cleaning and storage sheds. Any such construction or alterations shall be done under the supervision of a licensed architect or structural engineer and in accordance with complete plans, specifications and detailed plot plans therefor prepared by such an architect or structural engineer and first approved in writing by Licensor. No such approval by Licensor shall be deemed a warranty or other representations on their part that such plans, specifications or detailed plot plans or the building or buildings, or other improvements therein described are legal, safe or sound prior to commencing any construction of new buildings on the licensed area.

               Licensee shall furnish Licensor evidence that all governmental approvals necessary to commence construction have been obtained, including, without limitation, a building permit. Licensee shall provide Licensor with evidence satisfactory to Licensor that funds are available and/or committed to Licensee sufficient to pay for 100% of the total direct and indirect costs of constructing such alterations, additions or improvements. Licensee shall deposit with Licensor copies of performance and labor and material payment bonds for not less than 100% of the total cost of such construction, naming Licensor and such other persons as Licensor may direct, as their interest may appear, as co-obligees. Such bonds shall be in form and amount and with surety satisfactory to Licensor. In addition to any other insurance required under this License Agreement, during any construction Licensee and/or its contractor shall maintain the comprehensive general liability insurance policy and other insurance policies required under this License Agreement, which policies shall be satisfactory to Licensor in form, content and amount of coverage, insuring Licensor, Licensee and such other parties as Licensor shall specify, against loss or damage to third parties or their property from hazards normally insured against in the construction industry with respect to construction of the type to be undertaken by Licensee. Licensee shall deliver to Licensor certificates of insurance certifying that such insurance is in full force and effect.

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               17. Fire and Other Casualty Insurance. Licensee will at
Licensee's own expense at all times during said term keep its portion of all equipment and buildings, including any other improvements on the licensed area insured against loss or damage by fire and other causes of loss included in the standard ISO Special Coverage Form. The policy shall be with an insurance company authorized to do business in Hawaii, in an amount as near as practicable to the full replacement cost thereof (which amount Licensee will review as to sufficiency at least annually and, if insufficient, will increase), and shall be in the joint names of Licensor, Licensee and any mortgagee as each of their interest may appear. Licensee will pay all premiums on such insurance when due, and will deliver to Licensor a copy of the policy or a certificate of insurance within thirty (30) days after execution of this License Agreement and will provide copies of renewal policies or certificates of insurance prior to the renewal date of such insurance. The policy shall contain a clause that the insurer will not cancel or reduce coverages without first giving Licensor thirty
(30) days prior written notice. In every case of loss or damage to Licensee's portion of said equipment or buildings, including any other improvements, all proceeds of such insurance (excluding the proceeds of any rental value or use and occupancy insurance of Licensee) shall be used with all reasonable speed by Licensee for rebuilding, repairing or otherwise reinstating the same portion of said equipment or buildings, including any other improvements in a good and substantial manner according to the original plan and elevation thereof or such modified plan conforming to laws and regulations then in effect as shall be first approved in writing by Licensor and any mortgagee, and Licensee will make up from its own funds any deficiency in the insurance proceeds. If Licensee's portion of the existing equipment or buildings, including any other improvements on the licensed area shall during the last two years of said term be destroyed or damaged to an extent exceeding 50% of the actual cash value thereof immediately prior to such casualty, and the insurance proceeds are insufficient for restoring Licensee's portion of such restoration, Licensee may at its option within thirty (30) days after such casualty notify Licensor in writing of its intention to surrender this License Agreement, and Licensor shall, within thirty
(30) days after receipt of such notice, advise Licensee in writing of their acceptance of such surrender, in which case Licensee shall, within sixty (60) days after receipt of such acceptance, cause all debris and remains of its portion of damaged equipment or buildings, including any other improvements to be removed from the licensed area under a contract therefor first approved in writing by Licensor and surrender to Licensor this License Agreement free and clear of any encumbrances and all interests of Licensee and any mortgagee in the remaining insurance proceeds and thereby be relieved of all further obligations hereunder, it being understood that if Licensor shall fail to so advise Licensee of their acceptance of such surrender or

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their election to restore such equipment or buildings, including any other improvements as hereinafter provided, such failure shall be deemed to constitute acceptance of such surrender.

               18. Liability Insurance. Licensee shall, during the entire term of this License Agreement, keep in full force and effect, liability insurance with respect to the licensed area and the business operated by Licensee and subtenants of Licensee, if any. This insurance shall be provided by an insurance company acceptable to Licensor, with combined single limit of public liability for personal injury and property damage of not less than $2,000,000.00 per occurrence. Licensee shall name Licensor as additional insureds. The policy shall contain a clause that the insurer will not cancel or change the insurance without first giving Licensor thirty (30) days prior written notice. A copy of the policy or a certificate of insurance shall be delivered to Licensor within thirty (30) days after the execution of this License Agreement, and Licensee will provide certificates of insurance or, upon request, copies of such insurance policies, prior to the renewal date of any such insurance.

               19. Licensee's Personal Property. Licensee shall insure and keep insured all personal property of Licensee, in, on or upon the licensed area. Such insurance shall insure against loss from fire and other causes of loss provided for in the standard ISO Special Coverage Form. Any policy proceeds shall be used for the repair or replacement of any personal property damaged or destroyed unless this License Agreement shall cease and terminate under the provisions hereof.

               20. Preservation of Historic and Archaeological Sites. The Licensee shall take every reasonable precaution to preserve and leave unaltered all places, if any, of historic and/or archaeological interest, including without limitation structures and sites listed on the Hawaii State Register of Historic Places and/or the National Register of Historic Places, ponds, reservoirs, heiau, altars, agricultural terraces, lo'i, walls, auwai, house platforms, imu, petroglyph sites, cemeteries; and all objects, if any, of historic and/or archaeological interest, including without limitation antiquities and specimens of Hawaiian or other ancient art or handicraft which may be found in or on the licensed area. Upon the discovery of such objects or of any human remains in or on the licensed area, the Licensee will leave the same untouched and will immediately notify the Licensor of the type and location of such discovery.

               21. Indemnity. Licensee will indemnify and hold Licensor harmless from and against all claims and demands for loss or damage, including property damage, personal injury and wrongful death, arising out of or in connection with the use or occupancy of

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the licensed area by Licensee or any other person under Licensee, or any accident or fire on the licensed area or any nuisance made or suffered thereon, or any failure by Licensee to keep the licensed area in a safe condition, and will reimburse Licensor for all costs and expenses including reasonable attorneys' fees incurred in connection with the defense of any such claims, and will hold all equipment or buildings, including any other improvements and personal property belonging to Licensee on the licensed area at the sole risk of Licensee and shall save Licensor harmless from any loss or damage thereto by any cause whatsoever.

               22. Expenses of Licensor. Licensee will pay to Licensor, within ten (10) days after the date of mailing or personal delivery of statements therefor, (a) all costs and expenses including reasonable attorneys' fees paid or incurred by Licensor but required to be paid by Licensee under any covenant herein contained or paid or incurred by Licensor in enforcing any of Licensee's covenants herein contained, in protecting themselves against any breach thereof, in remedying any breach thereof, in recovering possession of the licensed area or any part thereof, in collecting or causing to be paid any delinquent license fees, taxes or other charges hereunder payable by Licensee, or in connection with any litigation (other than condemnation proceedings) commenced by or against Licensee to which Licensor shall without fault be made parties, and (b) a reasonable fee for reviewing and processing any request by Licensee for Licensor's consent or approval, which fee shall be a flat-rate service charge as established by the policy of Licensor then in effect or a sum equal to all costs and expenses paid or incurred by Licensor, including without limitation reasonable fees of attorneys and other consultants retained by Licensor and the costs of Licensor's regular salaried staff in connection therewith, whichever is greater. All such costs, expenses and fees shall constitute additional license fee and shall bear interest as provided in paragraph 23 hereof.

               23. Default and Defeasance. This License Agreement is upon the express condition that if Licensee shall fail to pay said license fee or any part thereof within fifteen (15) days after the same becomes due and payable, whether the same shall or shall not have been legally demanded, or shall fail to observe and perform faithfully any of its covenants or agreements herein contained performable by the payment of money (other than the payment of license fee) and such default shall continue for thirty (30) days after a statement therefor given by the obligee to Licensee, or shall fail to observe or perform faithfully any of its other covenants or agreements herein contained and such default shall continue for thirty (30) days after written notice thereof given by Licensor to Licensee, or shall abandon the licensed area, or if this License Agreement or any estate or interest of Licensee hereunder shall be sold under any attachment or execution, Licensor

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

may at once re-enter the licensed area or any part thereof in the name of the whole and, upon or without such entry, at their option terminate this License Agreement, without service of notice or legal process and without prejudice to any other remedy or right of action for arrears of license fee or other charges or other breach of contract. If Licensee shall fail to observe or perform any of its covenants herein contained, Licensor at any time thereafter and without notice may, but shall not be obligated to, observe or perform such covenant for the account and at the expense of Licensee, and all costs and expenses incurred by Licensor in observing and performing such covenant shall constitute additional license fee and shall bear interest at the rate of 12% per year.

               24. Condemnation. If the whole of the licensed area shall be taken by any public authority under the power of eminent domain, then the term of this License Agreement shall cease as of the day possession is taken by such public authority and all license fees shall be paid up to that date. All compensation and damages payable or to be paid for or by reason of such taking shall be payable or to be the sole property of Licensor. If only a part of the licensed area shall be taken under eminent domain, this License Agreement shall terminate as to the portion taken and unless this License Agreement shall be terminated, as hereinafter provided, it shall continue in full force and effect as to the remainder of the licensed area.

               If the remainder of the licensed area cannot be used for the purpose for which Licensee has been using the licensed area, Licensee shall have the option, to be exercised within thirty (30) days after the filing of such eminent domain action, of cancelling this License Agreement effective as of the date the condemning authority shall take possession.

               Licensee shall have the right to claim and recover from the condemning authority, but not from Licensor, such compensation as may be separately awarded or recoverable by Licensee in Licensee's own right on account of any cost or loss to which Licensee might be put in removing Licensee's fixtures and equipment.

               25. Hazardous Waste. Licensee shall keep and maintain the licensed area including without limitation the groundwater on or under the licensed area, in compliance with, and shall not cause or permit the licensed area or any portion thereof to be in violation of, any federal, state or local laws, ordinances or regulations, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials (as hereinafter defined), on, under or about the licensed area including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42

U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar state and local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto (collectively the "Hazardous Materials Laws"),

               Licensee shall not use, generate, manufacture, treat, handle, refine, produce, process, store, discharge, release, dispose of or allow to exist on, under or about the licensed area any flammable explosives, radioactive materials, asbestos, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any substances defined as, or included in, the definition of "hazardous substances", "hazardous wastes", hazardous materials", or "toxic substances" under the Hazardous Materials Laws (collectively "Hazardous Materials"), except in strict compliance with all applicable Hazardous Materials Laws. Furthermore, Licensee shall not allow to exist on, under or about the licensed area any underground storage tanks or underground deposits.

               Licensee shall immediately advise Licensor in writing of (i) any and all enforcement, clean up, removal, mitigation remediation or other governmental or regulatory actions instituted, contemplated or threatened pursuant to any Hazardous Materials Laws affecting the licensed area, (ii) all claims made or threatened by any third party against the Licensee or the licensed area relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (i) and (ii) above are hereinafter referred to as "Hazardous Materials Claims"), (iii) the Licensee's discovery of any occurrence or condition on the licensed area which could subject Licensee, Licensor or the licensed area to any restrictions on ownership, occupancy, transferability or use of the licensed area under any Hazardous Materials Laws.

               Licensor shall have the right to join and participate in, as a party if it so elects, any settlements, remedial actions, legal proceedings or actions initiated in connection with any Hazardous Materials Claims and to have its reasonable attorneys' fees incurred in connection therewith paid by the Licensee. Licensee shall be solely responsible for and shall indemnify and hold harmless Licensor and its employees, agents, successors and assigns from and against any loss, damage, cost, expense or liability directly or indirectly arising out of or attributable to the use, generation, manufacture, treatment, handling, refining, production, processing, storage, release, threatened release, discharge, disposal or presence of Hazardous Materials, on, under or about the licensed area by or through Licensee including without limitation: (a) the costs of any required or necessary repair, cleanup or detoxification of the licensed area, and the preparation and implementation of any closure, remedial or other required plans; and (b) all reasonable costs and expenses incurred by Licensor in connection therewith, including without limitation reasonable attorneys' fees.

               Licensee will indemnify Licensor against and hold Licensor harmless from all costs and expenses (including reasonable fees of legal counsel), losses, damages (including foreseeable or unforeseeable consequential damages) and liabilities incurred by Licensor which may arise out of or may be directly or indirectly attributable to (a) the use, generation, manufacture, treatment, handling, refining, production, processing, storage, release, discharge, disposal or presence of any Hazardous Material on, within, under or about the licensed area, (b) Trustee's investigation and handling (including the defense) of any Hazardous Materials Claims, whether or not any lawsuit or other formal legal proceeding shall have been commenced in respect thereof, and (c) Licensor enforcement of this License Agreement, whether or not suit is brought therefor. The provisions of paragraph 25 of this License Agreement shall survive the termination of this License Agreement.

               If requested by Licensor at the end of the license term Licensee, at its sole cost and expense, shall cause a Phase I Environmental Survey of the licensed area to be conducted of the property by a competent and experienced environmental engineer or engineering firm and shall provide a copy of such Survey to the Licensor in order to confirm Licensee's compliance with the covenants contained in this paragraph.

               26. Permits and Notices. Licensee shall at its own expense be solely responsible for obtaining any governmental zoning classification, approval or consent required by law for or in connection with Licensee's operations hereunder and shall also give any notices necessary or incidental to said operations.

               27. Survey. Within six (6) months of the Effective Date, Licensee shall provide to Licensor a metes and bounds survey and boundary map for the licensed area prepared and certified by a professional land surveyor registered to practice in the State of Hawaii.

               29. Liens. Licensee shall not permit any liens to be attached to the improvements or the licensed area.

               30. Successors. All of the covenants, agreements, provisions, terms and conditions contained in this License Agreement shall apply to, inure to, and be binding upon Licensor, Licensee, and its successors, successors in trust and assigns.

               31. Disclaimer of Warranties. The provisions of this License Agreement constitute, and are intended to constitute, the entire agreement of the parties to this License Agreement, and no terms, conditions, warranties, promises or undertakings of any nature whatsoever, express or implied, exist between the parties, except as herein expressly set forth.

               32. Non Waiver. The waiver by Licensor of any breach of any term, covenant or condition herein contained, shall not be deemed to be a waiver of such term, covenant or condition of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of any license fee or other sums due hereunder by Licensor shall not be deemed to be a waiver of any preceding breach by Licensee of any term, covenant or condition of this License Agreement, other than the failure of Licensee to pay the particular license fee or other amount so accepted, regardless of Licensor's knowledge of such preceding breach at the time of acceptance of such license fee or other amount. No covenant, term or condition of this License Agreement shall be deemed to have been waived by Licensor unless such waiver is in writing, signed by Licensor.

               33. Licensee's Assumption of Risk Regarding Restriction on Use. Notwithstanding any provision to the contrary, Licensee expressly acknowledges and agrees that by accepting this License Agreement upon the terms and conditions provided herein, Licensee has agreed to assume all risks relating to any restriction on the use of the licensed area arising out of, or relating to, any governmental land use and zoning laws, the building code, or the design of the improvements comprising the property. If, for any of the foregoing reasons or causes, Licensee is unable to use the licensed area for the purposes set forth in paragraph 5, Licensee's sole remedy shall be to terminate this License Agreement, and upon such termination and the payment of any outstanding sums owed by Licensee to Licensor, Licensee shall be relieved of any further obligations to Licensor under this License Agreement. In no event shall Licensee have any recourse against Licensor for any claims for damages, loss of profits or other general or consequential damages arising out of the termination of this License Agreement due to the reasons or causes set forth in this paragraph. This release of liability has been expressly bargained for by Licensor in agreeing to issue this License Agreement to Licensee upon the terms and conditions contained herein, and Licensee acknowledges that Licensee has been advised by its legal counsel of the consequences of this release of liability in favor of Licensor. This release of liability shall accordingly be liberally construed in favor of Licensor to effect the intention of the parties in entering into this License Agreement.

               34. Subdivision. If at any time during the term of this License Agreement any governmental authority shall require that the licensed area be legally subdivided in order for this License Agreement to be kept in effect, Licensee agrees to undertake, at its sole cost and expense all the steps necessary to obtain a legal subdivision of the Land. If Licensee fails to effect the required subdivision within the time permitted by the complaining governmental authority, this License Agreement shall terminate.

               35. Paragraph Headings. The headings of paragraphs herein are inserted only for convenience and reference and shall in no way define or limit the scope or intent of any provision of this License Agreement.

               36. No Interest in Real Property. Licensee agrees that Licensee does not and shall not claim at any time any real property interest in the land owned by Licensor or any landlord-tenant relationship with Licensor by virtue of this License Agreement or its occupancy or use of the licensed area. THIS LICENSE AGREEMENT IS NOT A LEASE.

               37. Severability. If any term of this License Agreement or any application thereof shall be invalid or unenforceable, the remainder of this License Agreement and any other application of such term shall not be affected thereby.

               38. Entire Agreement. This License Agreement and the Exhibit attached hereto and forming a part hereof set forth all the covenants, promises, agreements, conditions and understandings between Licensee and Licensor concerning the licensed area and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them, other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this License Agreement shall be binding upon Licensor or Licensee unless reduced to writing and signed by them.

               39. No Partnership Intended. It is expressly understood that Licensor does not intend and shall not, in any way or for any purpose whatsoever, become a partner of Licensee in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Licensee pursuant to this License Agreement.

                                       -16

               40. Notices. All notices, requests, demands or documents which are required or permitted to be given or served hereunder shall be in writing and personally delivered, or sent by registered or certified mail addressed as follows:

               To Licensor:

                      567 South King Street, Suite 200
                      Honolulu, Hawaii 96813
                      Attention: Hawaii Island
                                 Region Regional Director

               To Licensee:

                      4614 Kilauea Avenue, Suite 435
                      Honolulu, Hawaii 96816

               The addresses may be changed from time to time by the addressee by serving notice as heretofore provided. Service of such notice or demand shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third day after the date of mailing, whichever is earlier in time.

               41. Consents of Parties. Except as otherwise set forth in this License Agreement, where the consent of either party is required under the terms of this License Agreement, such consent shall not be unreasonably withheld.

               42. Trustees Not Personally Liable. This License Agreement has been approved or executed by the Trustees of the Estate of Bernice Pauahi Bishop in their fiduciary capacities as said Trustees, and not in their individual capacities. No personal liability or obligation under this instrument shall be imposed or assessed against said Trustees in their individual capacities.

        IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

TRUSTEES OF THE ESTATE OF                   HAWAIIAN VINTAGE CHOCOLATE
BERNICE PAUAHI BISHOP                       COMPANY, Inc., a Hawaii
                                            corporation


By: /s/ [SIGNATURE ILLEGIBLE]                By: /s/ [SIGNATURE ILLEGIBLE]
   ---------------------------------            --------------------------------
   Area Development Manager)                    Its President

                            Licensor                                   Licensee

------------------------------------
Approved:

Approved as                                 Date:
to Form: /s/ [SIGNATURE ILLEGIBLE]                -----------------------------
        ----------------------------
                                            Witness: /s/ [SIGNATURE ILLEGIBLE]
                                                 ------------------------------




                                      -18-